264 Putnam Asset Allocation Funds Conservative Portfolio attachment
3/31/06 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended March 31, 2006, Putnam Management has
assumed $4,478 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	8,540
Class B	1,959
Class C	762

72DD2 (000s omitted)

Class M	234
Class R	9
Class Y	8,414

73A1

Class A	0.206
Class B	0.172
Class C	0.173

73A2

Class M	0.182
Class R	0.194
Class Y	0.218

74U1 (000s omitted)

Class A	42,440
Class B	10,691
Class C	4,732

74U2 (000s omitted)

Class M	1,293
Class R	52
Class Y	39,081

74V1

Class A	9.43
Class B	9.34
Class C	9.33

74V2

Class M	9.34
Class R	9.49
Class Y	9.41



Additional Information About Errors and Omissions Policy--Item
85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.